Exhibit 14A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 (this “Registration Statement”) of our report dated March 25, 2026, relating to the consolidated financial statements and financial highlights (in Note 12) of MSD Investment Corp and subsidiaries (collectively, “the Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025, and to the references to us under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” which are part of such Registration Statement.

We also consent to the use of our report dated September 1, 2026, relating to information set forth under the heading “Senior Securities”, appearing in the Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

September 1, 2026